The Board of Directors
Viola group Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 31, 2000 relating to the financial statements and financial statement schedules of Viola group Inc., which appears in Viola group Inc.'s Annual Report on Form 10-K for the year ended June 30, 2000.


/s/ Scrudato & Co.

Scrudato & Co.

August 16, 2000
Califon, New Jersey


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